Exhibit 99.(1)(L)

November    , 2002

ISTA Pharmaceuticals, Inc.
15279 Alton Parkway, Suite 100
Irvine, CA 92618

        Re: ISTA Pharmaceuticals, Inc.—Lockup Agreement

Ladies and Gentlemen:

        The undersigned understands that ISTA Pharmaceuticals, Inc., a Delaware corporation (the "Company"), has entered into the Common Stock and Warrant Purchase Agreement, dated as of September 19, 2002 (the "Purchase Agreement"), with the investors listed on Exhibit A thereto (the "Investors"), pursuant to which the Company has agreed, subject to the terms and conditions of the Purchase Agreement, to issue and sell to the Investors, and the Investors have agreed to purchase from the Company, shares of the Company's Common Stock and warrants to purchase Common Stock (the "PIPE Financing"). The undersigned further understands that the Company has agreed to use its reasonable efforts to enter into this letter agreement with the undersigned (the "Lockup Agreement") as a condition to consummating the PIPE Financing.

        In order to induce the Investors to consummate the PIPE Financing, and in consideration of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the "Closing Date," as that term is defined in the Purchase Agreement, and continuing to and including the date 180 days after such Closing Date (the "Lockup Period"), the undersigned will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any call option or purchase any put option with respect to, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively the "Undersigned's Shares").

        The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned's Shares even if such shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares.

        Notwithstanding the foregoing, the undersigned may transfer the Undersigned's Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any distributee of the undersigned, provided that such distributee agrees to be bound in writing by the restrictions set forth herein, (iii) to an "Affiliate" of the undersigned, as such term is defined in the Purchase Agreement, provided that such Affiliate agrees to be bound in writing by the restrictions set forth herein, or (iv) with the prior written consent of the Company. The undersigned now has, and, except as contemplated by clause (i), (ii), (iii), or (iv) above, for the duration of the Lockup Period will have, good and marketable title to the Undersigned's Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Undersigned's Shares except in compliance with the foregoing restrictions.

        The undersigned understands that the Company and the Investors are relying upon this Lockup Agreement in proceeding toward consummation of the PIPE Financing. The undersigned further understands that this Lockup Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns.

        The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement and that this letter agreement constitutes the legal, valid and binding obligation of the undersigned.

        This Lockup Agreement shall terminate and be of no further force and effect on January 1, 2003, if the Closing Date to the PIPE Financing has not occurred by such date.

Very truly yours,

Exact Name of Stockholder

Authorized Signature

Title